Exhibit 16.1

January 17, 2018

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Sigma Labs, Inc.

Commission File No. 001-38015

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated January 11, 2018 and are in agreement with the statements contained in that document pertaining to our firm.

Very truly yours,

/s/ Pritchett, Siler and Hardy P.C.

Pritchett, Siler and Hardy P.C.